Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-174288 and 333-175905), Form S-3 (Nos. 333-162968, 333-167890, 333-183549, 333-195928, and 333-198862), and Form S-8 (Nos. 333-35151, 333-90428, 333-118546, 333-127574, 333-137954, 333-148660, 333-162610, 333-167515, 333-176365, 333-176366, 333-190549, 333-198853, and 333-202588) of Heron Therapeutics, Inc. of our reports dated March 12, 2015 relating to the financial statements and the effectiveness of Heron Therapeutics, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California

March 12, 2015